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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                               World Access, Inc.

                                (Name of Issuer)


                     Common Stock, par value $0.01 per share

                         (Title of Class of Securities)


                                    98141A101

                                 (CUSIP Number)


                                December 31, 1998

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [   ]    Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [   ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







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CUSIP No
98141A101
Page 2 of 6 Pages

--------------------------------------------------------------------------------

     1      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Hambrecht & Quist Group

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) /   /
            (b) /  /
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    3       SEC USE ONLY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              5     SOLE VOTING POWER

     NUMBER OF SHARES               -0-
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
                            ----------------------------------------------------

                              6     SHARED VOTING POWER
                                    800,000

--------------------------------------------------------------------------------
                            ----------------------------------------------------

                              7     SOLE DISPOSITIVE POWER

                                    -0-

--------------------------------------------------------------------------------
                            ----------------------------------------------------

                              8     SHARED DISPOSITIVE POWER

                                    800,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            800,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*  /   /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.1%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

            CO

--------------------------------------------------------------------------------

CUSIP No
98141A101
Page 3 of 6 Pages
--------------------------------------------------------------------------------

     1      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Hambrecht & Quist California

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) /   /
            (b) /  /
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    3       SEC USE ONLY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            California

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              5     SOLE VOTING POWER

     NUMBER OF SHARES               800,000
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
                            ----------------------------------------------------

                              6     SHARED VOTING POWER
                                    -0-

--------------------------------------------------------------------------------
                            ----------------------------------------------------

                              7     SOLE DISPOSITIVE POWER

                                    800,000

--------------------------------------------------------------------------------
                            ----------------------------------------------------

                              8     SHARED DISPOSITIVE POWER
                                    -0-


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            800,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*  /   /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.1%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

            CO

--------------------------------------------------------------------------------

CUSIP No
98141A101
Page 4 of 6 Pages


ITEM 1.

         (a)      NAME OF ISSUER:

         World Access, Inc., a Delaware corporation (the "Issuer")

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         The Issuer has its principal executive offices at 945 East Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326.

ITEM 2.

         (a)      NAMES OF PERSONS FILING:

         This statement is filed on behalf of Hambrecht & Quist Group ("H&Q Group") and its wholly owned subsidiary Hambrecht & Quist California ("H&Q California").

         (b)      ADDRESS OF PRINCIPAL OFFICE:

         The principal place of business of H&Q Group is One Bush Street, San Francisco, CA 94104.

         The principal place of business of H&Q California is One Bush Street, San Francisco, CA 94104.

         (c)      CITIZENSHIP:

         The place of organization of H&Q Group is the State of Delaware.

         The place of organization of H&Q California is the State of California.

         (d)      TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $0.01 per share

         (e)      CUSIP NUMBER:

         The CUSIP number of the Common Stock is 98141A101.

ITEM 3.  TYPE OF REPORTING PERSON:

         If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a)  [   ]    Broker or dealer registered under section 15 of the Act
                       (15 U.S.C. 78o).

         (b)  [   ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                       78c).

         (c)  [   ]    Insurance company as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c).

         (d)  [   ]    Investment company as defined in section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8).
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CUSIP No
98141A101
Page 5 of 6 Pages

         (e)  [   ]    An investment adviser in accordance with 240.13d-1(b)(1)
                       (ii)(E).

         (f)  [   ]    An employee benefit plan or endowment fund in accordance
                       with 240.13d-1(b)(1)(ii)(F).

         (g)  [   ]    A parent holding company or control person in accordance
                       with 240.13d-1)b)(1)(ii)(G).

         (h)  [   ]    A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813).

         (i)  [   ]    A  church  plan that is  excluded from the definition
                       of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

         (j)  [   ]    Group, in accordance with 240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to 240.13d-1(c), check this box
[X].

ITEM 4.  OWNERSHIP:

         Reference is made to Items 5-9 and 11 of the cover page to this Schedule, which Item is incorporated by reference herein. According to information contained in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, there were 25,797,167 shares of Common Stock issued and outstanding as of November 19, 1998. As of December 31, 1998, H&Q California beneficially owned 800,000 shares of the Issuer's Common Stock.

         Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual directors, executive officers, members and/or managers of the foregoing entities might be deemed "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:


         If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                           Inapplicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                           Inapplicable
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CUSIP No
98141A101
Page 6 of 6 Pages

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                           Inapplicable

ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP:

                           Inapplicable

ITEM 10. CERTIFICATION:

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1999


HAMBRECHT & QUIST GROUP



By:  ______________________________________________
         Steven N. Machtinger
         General Counsel & Secretary

HAMBRECHT & QUIST CALIFORNIA



By:  ______________________________________________
         Steven N. Machtinger
         General Counsel & Secretary